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                                                                       EXHIBIT 5



                      [LETTERHEAD OF NORWEST CORPORATION]


Septmber 28, 1998



Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of a maximum of 950,000 shares of common stock, par value $1-2/3 per share (the "Shares"), of Norwest Corporation, a Delaware corporation (the "Corporation"), and associated preferred stock purchase rights (the "Rights"), which are proposed to be issued by the Corporation in connection with the consolidation (the "Consolidation") of a wholly-owned subsidiary of the Corporation with First National Bank of Missouri City, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

     2. Provided a rights agreement providing for the issuance of Rights is in effect at the time of the Consolidation, all necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares and Rights in connection with the Consolidation, and, when issued as described in the Registration Statement, the Shares and Rights will be legally and validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ Stanley S. Stroup